Skullcandy, Inc. Reports Fourth Quarter and 2015 Results
PARK CITY, UTAH – March 2, 2016 – Skullcandy, Inc. (NASDAQ: SKUL), which creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands, today announced financial results for the fourth quarter and year ended December 31, 2015.
Fourth quarter 2015 reported results versus the same quarter a year ago

•	Net sales: $96.1 million vs. $96.8 million, (up 2% currency neutral)

•	Gross margin: 40.3% vs. 43.3%, down 300 basis points (down 180 basis points currency neutral)

•	SG&A: $30.2 million vs. $31.1 million, down 3%, as a percent of net sales: 31% vs. 32%

•	Operating income: $8.5 million vs. $10.8 million, down $2.3 million (down 7% currency neutral)

•	Diluted earnings per share $0.21 vs $0.26 (down 7% currency neutral)
Twelve months ended 2015 reported results versus twelve months ended 2014

•	Net sales: $266.3 million vs. $247.8 million, up 7% (up 10% currency neutral)

•	Gross margin: 41.3% vs. 44.6%, down 330 basis points (down 220 basis points currency neutral)

•	SG&A: $100.9 million vs. $98.8 million, up 2%, as a percent of net sales: 38% vs. 40%

•	Operating income: $9.0 million vs. $11.8 million, down $2.8 million (up 4% currency neutral)

•	Diluted earnings per share $0.20 vs $0.27 (up 9% currency neutral)
“We delivered another year of solid growth fueled by our successful product innovation, demand creation and distribution strategies. Importantly, retail sell-through of both the Skullcandy and Astro brands, which is the truest measure of consumer demand, exceeded sell-in and outpaced the rest of their respective markets according to NPD. Skullcandy’s performance highlights were strong sales of our new wireless headphones, proving that we can be a leader in this burgeoning category, and the fact that the brand was #1 in terms of units sold for the second consecutive year according to NPD. Astro had an explosive fourth quarter to cap a great year for the brand. Astro has quickly emerged as a more significant piece of our business with a long runway for growth thanks to the brand’s authentic positioning with elite gamers and strong industry fundamentals,” said Skullcandy President and CEO, Hoby Darling.
“We are certainly disappointed that our strong sell-through performances didn’t translate into better top and bottom line results in the fourth quarter,” continued Darling. “While the U.S. audio headphone market was unexpectedly down in the fourth quarter, and we are still working to improve certain international markets, we remain cautiously optimistic about our near-term growth prospects and feel very good about our long-term growth, particularly for our gaming and wireless businesses based on recent market share gains and a strong pipeline of innovative new products.”
Fourth Quarter 2015 Review
Net sales in the fourth quarter of 2015 decreased 0.8% to $96.1 million from $96.8 million in the same quarter a year ago, or an increase of 2% on a currency neutral basis. Domestic (U.S.) net sales increased 3% to $72.7 million from $70.6 million in the same quarter a year ago, due to increased sales of gaming products, partially offset by declines in wired audio products as the result of challenging market conditions. International (Non U.S.) net sales decreased 11% to $23.3 million from $26.3 million in the same quarter a year ago, or flat on a currency neutral basis, primarily due to decreased sales of gaming and audio products in Australia and China, offset by increased sales of gaming products in Europe.
Gross profit in the fourth quarter of 2015 decreased 8% to $38.7 million from $41.9 million in the same quarter a year ago, or a decrease of 2% on a currency neutral basis. Gross margin decreased to 40.3% in the fourth quarter of 2015 from 43.3% in the same quarter a year ago primarily due to a product mix shift towards lower margin wireless and gaming products and approximately 120 basis points of negative foreign currency effects.
SG&A expenses in the fourth quarter of 2015 decreased 3% to $30.2 million from $31.1 million in the same quarter a year ago. The decrease in SG&A expenses is primarily due to decreases in personnel related expenses, partially offset by increases in demand creation spend, research and innovation investments, and increased bad debt expense, primarily associated with our largest China distributor. As a percentage of net sales, SG&A expenses decreased 70 basis points to 31% as compared to 32% in the same quarter a year ago.
Operating income in the fourth quarter of 2015 was $8.5 million compared to $10.8 million in the same quarter a year ago. This decrease in operating income is due to lower gross margins, partially offset by decreased SG&A expenses.
Net income in the fourth quarter of 2015 was $6.1 million, or $0.21 per diluted share, based on 28.6 million weighted average diluted common shares outstanding. Net income in the same quarter a year ago was $7.4 million, or $0.26 per diluted share, based on 28.8 million weighted average diluted common shares outstanding. On a currency neutral basis, net income was down 7%. Excluding the $1.6 million charge related to a China distributor, diluted earnings per share was $0.26.
Full Year 2015 Review
Net sales in the twelve months ended 2015 increased 7% to $266.3 million from $247.8 million in the prior year, or an increase of 10% on a currency neutral basis. Domestic (U.S.) net sales increased 9% to $190.9 million from $174.7 million in the prior year, due to a product mix shift towards higher priced audio and gaming products, partially offset by declines in wired audio products. International (Non U.S.) net sales increased 3% to $75.4 million from $73.1 million in the prior year, or an increase of 12% on a currency neutral basis, International net sales increased primarily due to increased sales of both gaming and audio products in Europe, and audio sales in Japan and to a lesser extent Canada. International net sales were partially offset by foreign currency effects which led to a decrease in average selling price.
Gross profit in the twelve months ended of 2015 decreased 1% to $109.9 million from $110.6 million in the prior year, or an increase of 5% on a currency neutral basis. Gross margin decreased to 41.3% in the twelve months ended 2015 from 44.6% in the prior year primarily due to approximately 110 basis points of negative foreign currency effects combined with a product mix shift towards generally lower margin wireless and gaming products, partially offset by minimal decreases in freight related expenses.
SG&A expenses in the twelve months ended 2015 increased 2% to $100.9 million from $98.8 million in the prior year. The increase in SG&A expenses is primarily due to increased bad debt expense of $1.6 million related to a China distributor, marketing, demand creation and innovation expenses, partially offset by decreases in personnel related expenses. As a percentage of net sales, SG&A expenses decreased 200 basis points to 37.9% as compared to 39.9% in the prior year.
Operating income in the twelve months ended 2015 was $9.0 million compared to $11.8 million in the prior year. This decrease in operating income is due to flat fourth quarter net sales, a lower gross margin percentage and increased SG&A expenses.
Net income in the twelve months ended 2015 was $5.9 million, or $0.20 per share, based on 28.8 million weighted average diluted common shares outstanding. Net income in the prior year was $7.6 million, or $0.27 per diluted share, based on 28.6 million weighted average diluted common shares outstanding. On a currency neutral basis, diluted earnings per share was up 9%.
*"Currency neutral basis," assumes the foreign exchange rates in effect for the three months ended December 31, 2015 were in effect for the three months ended December 31, 2014 and that neither period receives the effect of foreign currency related income or expense. See the supplemental financial information for additional information regarding currency neutral basis.
Balance Sheet Highlights
Net Book Value increased $6.6 million to $160.1 million as of December 31, 2015 from $153.5 million as of December 31, 2014. Working Capital, as defined by Current Assets minus Current Liabilities, increased by $8.6 million to $125.0 million as of December 31, 2015 from $116.4 million as of December 31, 2014. Inventories, net decreased 24% to $41.7 million as of December 31, 2015 from $55.0 million as of December 31, 2014. As of December 31, 2015, cash, cash equivalents, and short-term investments totaled $23.6 million compared to $36.6 million as of December 31, 2014. This decrease mostly reflects the Company’s optional accelerated payment programs with certain contract manufacturers that began during the second quarter of 2015.  As a result, our accounts payable and accrued liabilities decreased $14.1 million and $7.2 million from December 31, 2014 to December 31, 2015, respectively. While the optional accelerated payment programs with certain contract manufacturers resulted in a temporary decrease to our cash, cash equivalents and short-term investment, we expect our cash and cash equivalents to grow significantly in 2016. The Company continued to have no outstanding debt.
2016 First Quarter and Full Year Financial Outlook
For the first quarter of 2016 we expect the net sales change versus prior year to be within a range of (4%) to flat and earnings per share in a range of $(0.15) to $(0.17).

For the full year 2016, we expect net revenue growth versus prior year of mid to high single digits and earnings per share in a range of $0.24 to $0.28.
Call Information
A conference call to discuss the fourth quarter and year ended December 31, 2015 results is scheduled for today, March 2, 2016, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through March 19, 2016. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 1361149.
About Skullcandy, Inc.
Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. ASTRO Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. ASTRO Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, London, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2014 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2015 and our 2015 10-Qs. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands of dollars)
(unaudited)

	Three Months Ended December 31,
	2015	2014	% Change	% Change Currency Neutral
Net sales	$96,051	$96,815	(0.8)%	2%
Gross profit	38,684	41,916	(8)%	(3)%
Selling, general and administrative expenses	30,171	31,098	(3)%	(2)%
Income from operations	8,513	10,818	(21)%	(7)%
Net income attributable to Skullcandy, Inc.	$6,096	$7,382	(17)%	(7)%
Diluted earnings per share	$0.21	$0.26	(19)%	(7)%

	Twelve Months Ended December 31,
	2015	2014	% Change	% Change Currency Neutral
Net sales	$266,316	$247,812	7%	10%
Gross profit	109,875	110,634	(1)%	5%
Selling, general and administrative expenses	100,903	98,847	2%	5%
Income from operations	8,972	11,787	(24)%	4%
Net income attributable to Skullcandy, Inc.	$5,881	$7,599	(23)%	10%
Diluted earnings per share	$0.20	$0.27	(26)%	9%

Skullcandy is a global company and reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the United States (“GAAP”). Foreign currency exchange rate fluctuations impact the amounts reported by Skullcandy from translating its operating results into U.S. dollars, and from entering various transactions denominated in different currencies.

*These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure.  Currency neutral financial information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three and twelve months ended December 31, 2015 apply to the period against which such results are being compared). We use currency neutral information to provide a framework to assess how our business performed.

Certain amounts included in the calculations of currency neutral operating results, which constitute non-GAAP measures, are subject to management allocations and assumptions. The company believes the presentation of information on currency neutral basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$96,051	$96,815	$266,316	$247,812
Cost of goods sold	57,367	54,899	156,441	137,178
Gross profit	38,684	41,916	109,875	110,634
Selling, general and administrative expenses	30,171	31,098	100,903	98,847
Income from operations	8,513	10,818	8,972	11,787
Other expense	434	790	1,578	1,560
Interest expense (income)	10	(11)	(2)	131
Income before income taxes and non-controlling interest	8,069	10,040	7,396	10,096
Income tax expense	2,218	2,808	2,103	2,523
Net income	5,851	7,232	5,293	7,573
Net loss attributable to non-controlling interest	(245)	(150)	(588)	(26)
Net income attributable to Skullcandy, Inc.	$6,096	$7,382	$5,881	$7,599
Net income per common share attributable to Skullcandy, Inc.
Basic	$0.21	$0.26	$0.21	$0.27
Diluted	$0.21	$0.26	$0.20	$0.27
Weighted average common shares outstanding
Basic	28,534,447	28,201,479	28,415,066	28,058,603
Diluted	28,642,970	28,774,238	28,828,758	28,570,472

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$23,030	$21,623
Short-term investments	543	15,010
Total cash, cash equivalents, and short-term investments	23,573	36,633
Accounts receivable, net	84,909	74,358
Inventories, net	41,686	54,981
Prepaid expenses and other current assets	6,189	4,050
Current deferred tax assets	3,999	3,052
Total current assets	160,356	173,074
Property and equipment, net	14,830	12,911
Intangibles	7,433	8,814
Goodwill	13,867	13,867
Deferred financing fees	31	41
Non-current deferred tax assets	923	3,459
Other non-current assets	250	—
Total assets	$197,690	$212,166
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,216	$27,309
Accrued liabilities	21,931	29,161
Current deferred tax liabilities	190	184
Total current liabilities	35,337	56,654
Non-current deferred tax liabilities	1,148	1,418
Other non-current liabilities	1,117	557
Total liabilities	37,602	58,629
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	137,535	136,132
Accumulated other comprehensive loss	(818)	(625)
Retained earnings	66,662	60,781
Total stockholders’ equity	160,088	152,997
Noncontrolling interest	—	540
Total Skullcandy stockholders’ equity	160,088	153,537
Total liabilities and Skullcandy stockholders’ equity	$197,690	$212,166

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$5,293	$7,573	$(3,011)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of fixed assets and amortization of intangible assets	8,356	9,623	9,428
Loss on disposal of property and equipment and intangible assets	69	670	2,187
Provision for doubtful accounts	2,324	619	1,312
Deferred income taxes	1,066	(210)	(4,927)
Non-cash interest expense	10	188	177
Amortization of stock-based compensation expense	3,992	3,398	3,632
Foreign currency remeasurement loss	1,810	797	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(14,161)	(18,113)	17,305
Inventories	12,453	(15,183)	1,140
Prepaid expenses and other	(2,995)	(112)	1,504
Accounts payable	(13,055)	10,882	(6,339)
Accrued liabilities	(8,480)	7,015	1,048
Net cash provided by operating activities	(3,318)	7,147	23,456
Investing activities
Purchase of property and equipment	(8,512)	(11,064)	(4,111)
Purchase of intangible assets	—	—	(20)
Purchase of short-term investments	—	(15,010)	—
Proceeds from sales of short-term investments	14,495	—	—
Net cash provided by (used in) investing activities	5,983	(26,074)	(4,131)
Cash flows from financing activities:
Debt issuance costs	—	—	(241)
Proceeds from exercise of stock options	359	2,128	174
Taxes paid related to net share settlement of equity awards	(489)	—	—
Income tax benefit (detriment) from share based compensation	69	(468)	(92)
Purchase of minority interest	(752)	—	—
Net cash provided by financing activities	(813)	1,660	(159)
Effect of exchange rate changes on cash and cash equivalents	(445)	55	324
Net decrease in cash and cash equivalents	1,407	(17,212)	19,490
Cash and cash equivalents, beginning of period	21,623	38,835	19,345
Cash and cash equivalents, end of period	$23,030	$21,623	$38,835
Supplemental cash flow information:
Cash paid for interest	$—	$—	$1
Cash paid for income tax	$3,782	$1,430	$7,042
Supplemental non-cash activities:
Purchases of property and equipment financed through accounts payable	$569	$—	$—

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

The tables below summarizes information about reportable segments for the three and twelve months ended December 31, 2015 and 2014 (in thousands):

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Net sales:
Domestic	$72,734	$70,560	$2,174	3%
International	23,317	26,255	(2,938)	(11)%
Total net sales	$96,051	$96,815	$(764)	(1)%

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Gross profit:
Domestic	$29,840	$31,375	$(1,535)	(5)%
International	8,843	10,541	(1,698)	(16)%
Total gross profit	$38,683	$41,916	$(3,233)	(8)%

	Three Months Ended December 31,
	2015	2014	Basis Point Change
Gross margin %:
Domestic	41.0%	44.5%	(350)
International	37.9%	40.1%	(220)
Total gross margin	40.3%	43.3%	(300)

	Twelve months ended December 31,
	2015	2014	$ Change	% Change
Net sales:
Domestic	$190,926	$174,663	$16,263	9%
International	75,390	73,149	2,241	3%
Total net sales	$266,316	$247,812	$18,504	7%

	Twelve months ended December 31,
	2015	2014	$ Change	% Change
Gross profit:
Domestic	$80,311	$78,495	$1,816	2%
International	29,564	32,139	(2,575)	(8)%
Total gross profit	$109,875	$110,634	$(759)	(1)%

	Twelve months ended December 31,
	2015	2014	Basis Point Change
Gross margin %:
Domestic	42.1%	44.9%	(280)
International	39.2%	43.9%	(470)
Total gross margin	41.3%	44.6%	(330)